Exhibit 99.1

Socket Mobile Reports Third Quarter 2010 Financial Results

NEWARK, Calif., - October 27, 2010 - Socket Mobile, Inc. (NASDAQ: SCKT), an innovative provider of mobile productivity products, today reported financial results for the 2010 third quarter ended September 30, 2010.

Revenue for the third quarter of 2010 was $3.4 million, compared to revenue of $4.6 million for the same quarter a year ago and a decrease of 7 percent over revenue of $3.7 million in the immediately preceding quarter. Net loss for the third quarter of 2010 was $768,000, or $0.20 per share, compared to net income of $49,000, or $0.01 per share, in the third quarter of 2009 and a net loss of $575,000, or a loss of $0.15 per share, in the immediately preceding quarter. Third quarter net income in 2009 included a non-recurring gain of $450,000, or $0.12 per share, from the sale of the Company's serial product line. Stock option expense in the third quarter of 2010 was $189,000, or $0.05 per share, compared to $204,000, or $0.05 per share, in the third quarter of 2009 and $155,000, or $0.04 per share, in the immediately preceding quarter.

Operating expenses for the third quarter of 2009 were $2.1 million, a decrease of 13 percent compared to operating expenses of $2.4 million for the same quarter a year ago, and an increase of three percent compared to operating expenses of $2.0 million in the immediately preceding quarter.

Cash and cash equivalents decreased to approximately $1.5 million at September 30, 2010, compared to $2.0 million at June 30, 2010.

Kevin Mills, president and chief executive officer, commented, "We continue to make solid progress with both products and partners in our key targeted verticals of healthcare and hospitality. During the quarter, our SoMo handheld computer was selected by the Lancaster Health Group for electronic medical record keeping in multiple assisted living facilities. Earlier this month, we made a major step forward in the area of hospitality when the developers of the Digital Dining restaurant management and point-of-sale (POS) software systems selected the SoMo for use with their handheld POS solution.

"While our third quarter is typically our weakest, SoMo sales in the quarter remained stable and we anticipate increased deployments in the fourth quarter based on orders received to-date. Sales of our cordless scanning products increased modestly during the quarter, driven by our initial support for Apple's iPhone. We expect to see positive momentum with the introduction of SocketScan 10, announced earlier this week, representing core software that will enable supporting the smartphone market with robust scanning. We have completed the transition of our OEM business from older Bluetooth technology to Wireless LAN and we expect to see improvement in our OEM business in the fourth quarter."

For the nine months ended September 30, 2010, revenue was $10.9 million, compared to $13.5 million in the year ago period. Net loss was $2.4 million, or a loss of $0.63 per share, compared to a net loss of $1.6 million, or a loss of $0.46 per share for the same period one year ago. The net loss for the nine months ended September 30, 2009 includes the one-time gain on sale of $450,000, or $0.12 per share, from the sale of the Company's serial product line in the third quarter. The portion of the net loss attributable to stock option expensing for the nine months ended September 30, 2010 was $509,000, or $0.13 per share, compared to $524,000, or $0.15 per share, for the nine months ended September 30, 2009.

Conference Call

Management of Socket will hold a conference call and web cast today at 2 P.M. PT to discuss the quarterly results and outlook for the future. The dial-in number to access the call is (877) 407-9210 from within the U.S. or (201) 689-8050 from international locations. A replay will be available via telephone for a week following the call at (877) 660-6853 from within the U.S., or (201) 612-7415 from international locations. Access code for the replay is 286# followed by conference ID 358639#. The call will also be carried live and available via replay through a link on Socket's website at www.socketmobile.com. From the home page, choose "About Socket"/"Investor Relations"/"Conference Calls and Events." A transcript will be posted within a few days of the call.

About Socket Mobile, Inc.

With more than 18 years of experience in the Automatic Identification and Data Capture market, Socket makes mobile computing and productivity work. The company offers a family of handheld computers and an extensive portfolio of AIDC peripherals designed specifically for business mobility deployments and to enable productivity increases and drive operational efficiencies in healthcare, hospitality and other vertical markets. The company also offers OEM solutions for the mobile device market. Socket is headquartered in Newark, Calif. and can be reached at 510-933-3000 or www.socketmobile.com.

Socket Media Contact:	Socket Investor Contact:
Krista Rogers	Dave Dunlap
Marketing Communications Specialist	Chief Financial Officer
(510) 933-3055	(510) 933-3035
krista@socketmobile.com	dave@socketmobile.com

Investor Relations Contact:
Todd Kehrli / Jim Byers
MKR Group, Inc.
(323) 468-2300
sckt@mkr-group.com

Socket, SoMo and Cordless Hand Scanner are trademarks or registered trademarks of Socket Mobile, Inc. All other trademarks and trade names contained herein may be those of their respective owners.

© 2010, Socket Mobile, Inc. All rights reserved.

Forward Looking Statements

This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward looking statements include, but are not limited to, statements with respect to the distribution, timing and market acceptance of our products, and statements predicting trends, sales, order activity, backlog and market opportunities in the markets in which we sell our products. Such statements involve risks and uncertainties, and actual results could differ materially from the results anticipated in such forward looking statements as a result of a number of factors, including, but not limited to: the risk that shipments of our products may be delayed or not happen as predicted, if ever, due to technological, market, or financial factors, including the availability of necessary working capital; the risk that market acceptance and sales opportunities may not happen as anticipated; the risk that our integrator program and current distribution channels may choose not to distribute our products or may not be successful in doing so; the risk that acceptance of our products in vertical application markets may not happen as anticipated; and other risks described in our most recent Form 10-K and 10-Q reports filed with the Securities and Exchange Commission. Socket does not undertake any obligation to update any forward-looking statements.

--Financial tables to follow--

Socket Mobile, Inc. Summary Statements of Operations (Unaudited) (Amounts in Thousands except per share amounts)
	Three months ended Sept 30,		Nine months ended Sept 30,
	2010	2009	2010	2009
Revenue	$ 3,414	$ 4,574	$ 10,875	$ 13,489
Cost of revenue	2,052	2,508	6,403	7,483
Gross profit	1,362	2,066	4,472	6,006
Gross profit percent	40%	45%	41%	45%
Research and development	581	664	1,821	2,167
Sales and marketing	973	1,208	3,172	3,931
General and administrative	515	504	1,668	1,695
Amortization of intangibles	15	15	45	62
Total operating expenses	2,084	2,391	6,706	7,855
Gain on sale of assets	---	(450)	---	(450)
Interest (income) expense, net	38	68	140	185
Deferred tax provision	8	8	8	24
Net income (loss)	$ (768)	$ 49	$ (2,382)	$ (1,608)
Net income (loss) per share: Basic and diluted	$ (0.20)	$ 0.01	$ (0.63)	$ (0.46)
Weighted average shares outstanding: Basic Diluted	3,798 3,798	3,787 3,951	3,794 3,794	3,487 3,487

Socket Mobile, Inc. Condensed Summary Balance Sheets (Amounts in Thousands)
	September 30, 2010 (Unaudited)	December 31, 2009*
Cash	$ 1,450	$ 1,940
Accounts receivable	1,453	1,660
Inventories	1,437	2,044
Other current assets	481	415
Property and equipment, net	557	787
Goodwill	4,427	4,427
Intangible technology	225	270
Other assets	170	200
Total assets	$ 10,200	$ 11,743

Accounts payable and accrued liabilities	$ 4,302	$ 3,709
Bank line of credit	788	1,002
Deferred income on shipments to distributors	850	918
Deferred service revenue	568	587
Other liabilities	149	139
Common stock	56,731	56,194
Accumulated deficit	(53,188)	(50,806)
Total Liabilities and Equity	$ 10,200	$ 11,743
*Derived from audited financial statements.

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